EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-100657, No. 333-104585, No. 333-105658 and No. 333-120868 and Form S-3 No. 333-112747 and related Prospectus) of U.S.I. Holdings Corporation of our report dated February 12, 2003 (except Note 20, as to which the date is March 1, 2003), with respect to the consolidated financial statements of U.S.I. Holdings Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Los Angeles, California

March 25, 2005